Corporate Capital Trust 8-K

News Release

Corporate Capital Trust announces Year-end 2016 results

(ORLANDO, Fla.) April 4, 2017 – Corporate Capital Trust, Inc. (“Corporate Capital Trust,” the “Company” or “we”) announced its operating results for the year ended Dec. 31, 2016. Corporate Capital Trust will host its earnings call to discuss these results on April 6, 2017. Details about the earnings call can be found below.

Highlights

•	Corporate Capital Trust’s continuous offering of common stock closed to new investors on Oct. 25, 2016. Throughout the course of the Company’s offerings of common stock, the Company sold approximately 322 million shares of common stock, raising gross proceeds of $3.4 billion, including the reinvestment of distributions. We will continue to issue shares through our distribution reinvestment plan.
•	As of Dec. 31, 2016, our investment portfolio[4], excluding our short-term investments, totaled $4.4 billion and consisted primarily of senior debt and subordinated debt.
•	For the year ended Dec. 31, 2016, our net investment income was approximately $210.1 million, or $0.69 per share, as compared to $176.7 million, or $0.69 per share, for the same period in 2015.
•	Total cumulative return to shareholders on an initial investment of $10,000 made in June 2011, assuming the reinvestment of distributions, was 40.1 percent to $14,013 as of Dec. 31, 2016,[1] (for an annualized return of 6.3 percent2), when including sales load. Excluding sales load, the total cumulative return to shareholders was 55.7 percent to $15,570[1] (for an annualized return of 8.3 percent2).
•	Originated investments at fair value on Dec. 31, 2016, totaled approximately $2.8 billion, representing approximately 63 percent of the investment portfolio.[4]
•	During the year ended Dec. 31, 2016, proceeds from sales of investments and principal payments totaled $1.4 billion.
•	For the year ended Dec. 31, 2016, the Company declared distributions of approximately $245 million, or $0.80 per share, compared to $205 million, or $0.80 per share, for the year ended Dec. 31, 2015. Year-to-date distributions were fully covered by taxable income available for distribution.
•	Net asset value (NAV) per share as of Dec. 31, 2016, was $8.93 per share.
•	Beginning Jan. 1, 2017, the subordinated incentive fee on income became subject to a total return requirement, thereby incorporating both unrealized and realized gains and losses into the calculation. This can reduce fees paid to the advisor when NAV is declining, but will never increase fees higher than what they would have been otherwise.

Financial and Operating Highlights[3] (in millions except ratios and per share amounts)

As of	Dec. 31 2016	Dec. 31, 2015
Total assets	$4,430.70	$4,041.19
Adjusted total assets	$4,408.49	$4,041.19
Borrowings	$1,631.45	$1,423.98
Deemed borrowings (TRS implied leverage classified as senior securities)	$163.69	$182.33
Total net assets	$2,759.33	$2,594.02
Net asset value per share	$8.93	$8.93
Leverage ratio ((borrowings + deemed borrowings)/adjusted total assets)	41%	40%

Activity for Year Ended Dec. 31,	2016	2015
Cost of investments purchased	$1,669.10	$2,068.74
Sales, principal payments and other exits	$1,378.02	$842.37
Net investment income	$210.10	$176.69
Net realized gains (losses)	(2.65)	$50.66
Net change in unrealized appreciation (depreciation)	35.66	$(265.55)
Total distributions declared	244.95	$205.04

Joint Venture

In May 2016, the Company formed a joint venture with Conway Capital, LLC, an affiliate of Guggenheim Life & Annuity Company and Delaware Life Insurance Company, named Strategic Credit Opportunities Partners (“SCJV”). The Company owns an 87.5 percent interest in SCJV. The Company and Conway Capital, LLC have agreed to provide capital to SCJV of up to $500 million in the aggregate. As of Dec. 31, 2016, SCJV had total investments at fair value of $248.6 million.

Investment Portfolio Update4

The Company’s investment portfolio, joint venture and total return swap (TRS) portfolios consisted of investment interests in 153 companies as of Dec. 31, 2016. The portfolio companies are diversified across multiple industries, with the largest portion invested in Capital Goods (20 percent), Software and Services (10 percent), and Retailing (9 percent).

The primary investment concentration as of Dec. 31, 2016, was senior debt, which represented 72 percent of the portfolio at fair value. As of Dec. 31, 2016, 80 percent of the Company’s debt investments, based on fair value, featured floating interest rates, primarily based on London Interbank Offered Rate (LIBOR), and 20 percent of the debt investments featured fixed interest rates.

Recent Events

On Jan. 17, 2017, the Company filed a tender offer statement with the Securities and Exchange Commission (the “SEC”), offering to repurchase up to approximately 7.6 million shares of common stock at a cash price of $9.00 per share. At the termination of the tender offer on March 3, 2017, the Company had repurchased 3.71 million shares of common stock for an aggregate purchase price of $33.38 million.

On Jan. 27, 2017, the Company’s board of directors declared distributions of $0.015483 per share for four record dates between Feb. 7, 2017, and Feb. 28, 2017. On Feb. 24, 2017, the Company’s board of directors declared distributions of $0.015483 per share for four record dates between March 7, 2017, and March 28, 2017. On March 16, 2017, the Company’s board of directors declared distributions of $0.015483 per share for four record dates between April 4, 2017, and April 25, 2017.

Earnings Call

Corporate Capital Trust will hold its earnings call for the quarter and year ended Dec. 31, 2016, on April 6, 2017, at 8:30 a.m., Eastern Time. To listen to the earnings call, dial 866-524-3160.

(1) Corporate Capital Trust’s net asset value per share was $9.00 and $8.93 on June 17, 2011, and Dec. 31, 2016, respectively. After considering (i) the overall changes in net asset value per share, (ii) all paid distributions from inception through Dec. 31, 2016, and (iii) the assumed reinvestment of those distributions at 90 percent of the prevailing offering price per share, the total investment return was 55.7 percent for shareholders who held Corporate Capital Trust shares from June 17, 2011 (inception), through Dec. 31, 2016. This cumulative return does not take into account any sales load that was paid by the Company’s shareholders. When taking into account the payment of a full sales load of 10 percent, the total investment return for those shareholders becomes 40.1 percent.

(2) Corporate Capital Trust’s net asset value per share was $8.93 and $8.93 on Dec. 31, 2016, and 2015, respectively. After considering (i) the overall changes in net asset value per share, (ii) distributions of approximately $0.80 per share for both the year ended Dec. 31, 2016, and 2015, and (iii) the assumed reinvestment of those distributions at 90 percent of the prevailing offering price per share, the total investment return was 9.4 percent and (0.9) percent (not annualized) for shareholders who held shares for the year ending Dec. 31, 2016, and 2015, respectively. This calculation does not take into account any sales load that was paid by the Company’s shareholders.

(3) Excludes SCJV assets and TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements, unless otherwise noted.

(4) Includes SCJV assets, which are held at 87.5 percent by Corporate Capital Trust. Also includes TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements.

About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals an opportunity to invest in privately owned American companies. The company is externally managed by CNL Fund Advisors Company and KKR Credit Advisors (US) LLC, affiliates of CNL Financial Group and KKR & Co. L.P. (“KKR”), respectively, and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrust.com.

About CNL Financial Group

CNL Financial Group is a private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit CNL.com.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at KKR.com and on Twitter @KKR_Co.

Forward-Looking Statements

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended Dec. 31, 2016, which was filed with the SEC on March 20, 2017. The Company undertakes no obligation to update such statements to reflect subsequent events.

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